EXHIBIT 5.2
[LETTERHEAD OF NORTEL NETWORKS CORPORATION]
December 20, 2007
Nortel Networks Corporation
195 The West Mall
Toronto, Ontario M9C 5K1
Canada
Ladies and Gentlemen:
     In my capacity as General Counsel — Corporate and Corporate Secretary of Nortel Networks Corporation (the “Company”) and Nortel Networks Limited (“NNL”), I have been asked to render this opinion in connection with the Registration Statement on Form S-3 (No. 333-146273) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), in respect of U.S.$575,000,000 aggregate principal amount of the Company’s 1.75% Convertible Senior Notes due 2012 (the “2012 Notes”), U.S.$575,000,000 aggregate principal amount of the Company’s 2.125% Convertible Senior Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes, the “Notes”) and the common shares of the Company, without nominal or par value, issuable upon conversion of the Notes (the “Underlying Shares”). The Notes are fully and unconditionally guaranteed by NNL and initially guaranteed by Nortel Networks Inc. (“NNI,” together with NNL, the “Guarantors,” and the Guarantors together with the Company, the “Registrants”). The Notes are issued under an indenture dated as of March 28, 2007 (the “Indenture”) among the Company, as issuer, NNL and NNI, as guarantors, and the Bank of New York, as trustee (the “Trustee”). The Indenture includes the guarantees of the Notes by the Guarantors (the “Guarantees”).
     In arriving at the opinions expressed below, I have reviewed the following documents:
(a)	an executed copy of the Indenture;

(b)	the Registration Statement; and

(c)	a facsimile copy of the Notes in global form as executed by the Company and authenticated by the Trustee, and the Guarantees set forth therein as executed by the Guarantors.
     In addition, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Company and NNL and such other instruments, agreements and documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:
1.	Each of the Company and NNL (i) is a corporation incorporated or continued under the Canada Business Corporations Act (the “CBCA”), (ii) is not discontinued and has not been dissolved under the CBCA, and (iii) has sent to the director under the CBCA the required annual returns and has paid all fees required under the CBCA.

2.	Each of the Company and NNL had the corporate power and authority necessary to execute and deliver the Indenture, the Notes and the Guarantees, as the case may be, and has the corporate power and authority necessary to perform its respective obligations thereunder.

3.	The Indenture has been duly authorized by all necessary corporate action of, and executed and delivered by, each of the Company and NNL.

4.	The Notes have been duly authorized by all necessary corporate action of, and executed and delivered by, the Company.

5.	The Guarantees by NNL have been duly authorized by all necessary corporate action of, and executed and delivered by, NNL.

6.	The Underlying Shares have been validly authorized by the Company and, when duly issued in accordance with the terms of the Notes, will be validly issued as fully-paid and non-assessable shares of the Company.
     The opinions expressed in paragraph 1 above are based solely on certificates of compliance dated December 20, 2007 issued in respect of the Company and NNL pursuant to the CBCA (which certificates I assume, with your permission, are current to the date hereof).
     I am qualified to practice law solely in the Province of Ontario, Canada, and express no opinion as to any laws or any matters governed by laws other than the laws of the Province of Ontario, Canada, or the federal laws of Canada applicable therein.
     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of my name in the Registration Statement and the related prospectus under the headings “Enforcement of Civil Liabilities,” “Risk Factors,” and “Legal Matters.” In giving this consent, I do not hereby admit that I am an expert with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours very truly,
/s/ Gordon A. Davies
Gordon A. Davies
General Counsel — Corporate and Corporate Secretary

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